Exhibit 107

Calculation of Filing Fee Table
Form S-8
(Form Type)
Solarwinds Corporation
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.001	Rule 457(c) and Rule 457(h)	7,963,318(2)	$12.84(3)	$102,249,003.12	$92.70 per million dollars	$9,478.48
Equity	Common Stock, par value $0.001	Rule 457(c) and Rule 457(h)	796,331(2)	$10.91(4)	$8,687,971.21	$92.70 per million dollars	$805.37
Total Offering Amounts					$110,857,341.15		$10,283.86
Total Fee Offsets							$0
Net Fees Due							$10,283.86

(1) Represents shares of common stock, par value $0.001 per share (the “Common Stock”), of SolarWinds Corprration (the “Registrant”). Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Registrant’s Common Stock that become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction that results in an increase in the number of outstanding shares of Registrant’s Common Stock.
(2)Represents an automatic annual increase on January 1, 2022 to the number of shares of Registrant’s Common Stock reserved for issuance under the Registrant’s 2018 Equity Incentive Plan and 2018 Employee Stock Purchase Plan and the ESPP, respectively.
(3)Estimated in accordance with paragraphs (c) and (h) of Rule 457 under the 1933 Act solely for the purpose of calculating the registration fee on the basis of $12.84, which represents the average of the high and low price per share of the Registrant’s common stock on February 23, 2022 as reported on the New York Stock Exchange.
(4)Estimated in accordance with paragraphs (c) and (h) of Rule 457 under the 1933 Act solely for the purpose of calculating the registration fee on the basis of 85% of $12.84, which represents the average of the high and low price per share of the Registrant’s common stock on February 23, 2022 as reported on the New York Stock Exchange. Pursuant to the ESPP, the purchase price of the shares of common stock reserved for issuance thereunder will be equal to 85% of the lower of the fair market value on (i) the first trading day of the offering period and (ii) the purchase date.